Exhibit 3.1.1

CERTIFICATE OF MERGER

OF

VARCO INTERNATIONAL, INC.

WITH AND INTO

NATIONAL-OILWELL, INC.

(Under Section 251 of the General
Corporation Law of the State of Delaware)

     National-Oilwell, Inc., a Delaware corporation, hereby certifies that:

     1. The name and state of incorporation of each of the constituent corporations is as follows:

     (a) National-Oilwell, Inc., a Delaware corporation (“Parent”); and

     (b) Varco International, Inc., a Delaware corporation (“Company”).

     2. The Amended and Restated Agreement and Plan of Merger (the “Agreement and Plan of Merger”), effective as of August 11, 2004, between Parent and Company has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

     3. The name of the surviving corporation is National-Oilwell, Inc. (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended at the effective time of the merger to be National Oilwell Varco, Inc.

     4. The Amended and Restated Certificate of Incorporation of Parent as in effect immediately prior to the effective time of the merger shall be amended at the effective time of the merger so that the text of Article First and the first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of Parent shall read in their entireties as set forth below:

     FIRST: The name of the Corporation is National Oilwell Varco, Inc.

     FOURTH: CAPITAL STOCK

     I. AUTHORIZED SHARES

     The total number of shares of stock that the Corporation shall have authority to issue is 510,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).

     5. The executed Amended and Restated Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 10000 Richmond Avenue, Houston, Texas 77042-4200.

     6. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     IN WITNESS WHEREOF, Parent has caused this certificate to be signed as of the 11th day of March, 2005.

National-Oilwell, Inc.
By:	/s/ Merrill A. Miller, Jr.
	Name:	Merrill A. Miller, Jr.
	Title:	Chairman, President and Chief Executive Officer